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                                 EMPLOYMENT AGREEMENT

     AGREEMENT dated as of April 30, 2000 among Rexall Sundown, Inc., a Florida corporation ("Company"), Royal Numico N.V., a company organized under the laws of The Netherlands ("Parent") and Richard Werber ("Executive").

     WHEREAS, Executive is employed by Company or by a subsidiary of Company, as Vice President - Legal Affairs, General Counsel and Secretary;

     WHEREAS, in connection with an Agreement and Plan of Merger dated as of April 30, 2000 (the "Merger Agreement"), an indirect subsidiary of Parent will merge with and into Company (the "Merger"); and

     WHEREAS, Parent and Company wish to assure itself of the services of Executive for the period provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Company agrees, and Parent agrees to cause the Company to agree, to employ Executive, and Executive agrees to serve in the position set forth above for the period commencing on the date hereof and ending December 31, 2003 (the "Employment Period"); PROVIDED, HOWEVER, that on January 1, 2004 and each January 1 thereafter, the Employment Period shall automatically be extended for one additional year, unless not later than 90 days prior to the date of such automatic extension, the Company or Executive shall have given notice to discontinue such extensions.

     2. DUTIES. Executive is engaged to perform such duties as are assigned to him by the Company. Executive shall devote his full time and attention to the performance of such duties, which shall remain similar in scope and responsibility to the duties he is performing as of the date of this Agreement. At no time during the Employment Period shall Executive take on additional employment without permission in writing from Company.

     3.   COMPENSATION.

          (a) BASE SALARY. For all services rendered by Executive during the Employment Period, Company shall initially pay Executive the base salary in effect on the date hereof, subject to increase as of each January 1 during the Employment Period (but not decrease) based on annual performance reviews conducted by the Board of Directors of the Company and/or the Chief Executive Officer or such other officer designated by the Board; provided, however, that on January 1, 2001, 2002 and 2003, the base salary then in effect shall be increased by an amount which is not less than the greater of (i) 5% or (ii) the percentage increase in the cost of living based upon the Revised Consumer Price Index (1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor for Boca Raton, Florida utilizing March 2000 as the base month.

          (b) INCENTIVE COMPENSATION. Executive shall be eligible to participate during the Employment Period in the management stock purchase and stock option plans described in the Benefits Letter referred to in the Merger Agreement and such other annual bonus or incentive plans, stock option plans, stock purchase plans and any other long-term compensation plans, programs or arrangements which may be adopted by the Company and applicable to Executive.

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          (c)  OTHER COMPENSATION.  The Executive shall be entitled to receive such benefits and participate in such benefit plans as are generally provided from time to time by the Company to its employees, and Executive shall be entitled to continue to receive such fringe benefits and such other senior management benefits of the type provided to Executive on the date hereof, as such benefits are generally provided from time to time by the Company to its senior management employees; provided that nothing herein shall be construed to obligate the Company to provide any specific benefits to its employees or senior management employees generally. The Executive shall be entitled to such vacation time on an annual basis in accordance with the policies as are from time to time in force for Company employees.

          (d) NON-COMPETE COVENANT; RETENTION PAYMENTS. In exchange for the non-competition and non-solicitation covenants (the "Non-Compete Covenants") set forth in Section 5 below and for Executive's agreement to continue his employment under the terms of this Agreement, Company shall pay to Executive the following amounts:

               (i) $675,000, 30 days after the effective time of the Merger contemplated by the Merger Agreement (the date of the Merger hereinafter referred to as the "Effective Time") in consideration of the Non-Compete Covenants set forth in Section 5 below;

               (ii) $675,000, payable in three equal installments on Executive's first regular payroll date following each of the first, second and third anniversaries of the Effective Time, if Executive is still in the Company's employ as of each such anniversary date. Should Executive's employment be terminated due to death or disability (as described in Section 5(a)) or involuntarily terminated by the Company without Cause or terminated by resignation by Executive with Good Reason (as defined in Section 5(b), Executive (or Executive's estate in the event of death) shall be entitled to receive any unpaid anniversary date payments within 30 days of such termination.

     Should Executive resign without Good Reason or should his employment be involuntarily terminated with Cause prior to any such anniversary date, he shall not be eligible to receive any further amount on the subsequent anniversary dates.

     Payments under this Section 3(d) are separate and distinct from and in addition to any other payments contemplated under this Agreement and shall not be taken into account in determining benefits under any other provision of this Agreement or any employee benefit plan.

          (e) All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

     4. REIMBURSEMENT OF EXPENSES. During the Employment Period, Company shall reimburse Executive for reasonable business expenses incurred in connection with Executive's duties hereunder. Executive shall furnish Company with periodic, itemized expense reports in accordance with Company policies.

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     5.   EMPLOYMENT COVENANTS.

          (a)  Executive agrees that from the date hereof through the later of
(i) the third anniversary of the Merger, or (ii) the period ending on the second anniversary of Executive's termination of employment for any reason (the "Non-Competition Period"), Executive shall not:

               (A) engage in any way, directly or indirectly, in any Competing Business (as defined below) in the Geographic Area (as defined below); PROVIDED, HOWEVER, in no event shall this provision be construed to prohibit Executive's employment with any business in which less than 5% of its consolidated gross revenues for its most recent fiscal year relates to a Competing Business if Executive's responsibilities at such business do not directly relate to a Competing Business. "Competing Business" shall mean any activity relating to the development, manufacture, or the retail or wholesale sale or distribution (including but not limited to sale or distribution through retail, specialty retail, Internet, e-commerce, mail order, multi-level marketing, mass market, or any other channel of distribution) of vitamin and mineral supplements, sports nutrition products or herbs, or any other product which competes with products being offered for sale or under development by the Company or any subsidiary thereof. "Geographic Area" shall mean (1) the United States and (2) any other country in which the Parent, Company or any affiliate thereof owns, leases or franchises locations, hosts web sites or otherwise conducts business; or

               (B) directly, or indirectly through any person or entity, (1) induce or attempt to induce any employee of the Parent, Company or any affiliate thereof (other than an employee who performs purely ministerial functions) (a "Protected Employee") to leave the employ of the Parent, Company or such Parent; (2) interfere in any way with the relationship between the Parent Company or any subsidiary and any Protected Employee;
     (3) hire any Protected Employee, or any person who was a Protected Employee at any time during the Non-Competition Period; (4) induce or attempt to induce any customer, distributor, supplier, licensee, or other business relationship of the Parent, Company or any affiliate which exists or existed at any time during the Non-Competition Period, to cease doing business with the Parent Company or such affiliate, or to interfere in any way with any such business relationship.

          (b) During the Employment Period and thereafter, Executive shall not, without the Parent's and Company's prior written permission or in connection with his duties under this Agreement, use or disclose all or any part of the following valuable, special and unique assets of Parent's or Company's business to any person, corporation, association or other entity (but excluding information that had become public knowledge without any action by, or involvement of, Executive) for any reason whatsoever: the confidential information and trade secrets of Parent, the Company or any affiliate thereof, including, but not limited to, the financial and sales information, manufacturing formulas and processes, business plans and projections, personnel information and records, procedures, techniques, products, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating the respective businesses of the Parent, Company and affiliates, trade secrets, product ideas, processes, techniques, formulas, know-how, marketing plans and strategies.

          (c)  Executive acknowledges that the restrictions contained in this
Section 5 in view of the nature of the business in which Parent or Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Parent or Company and that any violation of such restrictions would result in irreparable harm to the Parent or Company. In the event of Executive's violation of any of these restrictions, the Parent or Company shall be entitled to seek

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from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm. Nothing contained herein shall prohibit the Parent or Company from pursuing any other remedies legally available to the Parent or Company for such breach or threatened breach, including the recovery of damages from Executive.

          (d) If any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          (e) The provisions of this Section 5 shall survive the expiration or termination of this Agreement.

     6.   TERMINATION ARRANGEMENTS.

          (a) DEATH OR DISABILITY. In the event Executive's employment hereunder is terminated by reason either of his death during the Employment Period or by reason of his medically determined physical or mental disability during the Employment Period which prevents Executive from reasonably discharging his or her duties and responsibilities for a period of one hundred twenty (120) days, no additional payments, beyond those earned or vested prior to the date of such termination or payable under Section 3(d)(ii) above shall be payable hereunder.

          (b) TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. In the event Executive's employment is involuntarily terminated by Company without Cause or by Executive's resignation with Good Reason during the Employment Period, Company shall (i) pay the Executive the payment described in Section 3(d)(ii), if any, (ii) continue to provide Executive the base salary described in Section 3 hereof for a period of one year from the date of termination and
(iii) pay an annual bonus for the year in which the date of termination occurs at the time bonuses for such year are paid to executives generally, determined on the basis of performance factor one (or similar target performance level). Executive will be deemed to have "Good Reason" to resign in the event (A) a significant reduction in Executive's duties from those described in Section 2 above occurs, other than by reason of the Company becoming an affiliate of Parent and ceasing to be a public corporation as a result of the transactions contemplated by the Merger Agreement, or (B) a material breach by the Parent or Company of its obligations under Section 3 or 4 of this Agreement occurs, and such reduction or breach continues after written notice thereof and a reasonable opportunity to cure of not less than 30 days has been provided by the Executive to the Parent and Company.

          (c)  RESIGNATION.   In the event Executive's employment is terminated
during the Employment Period by reason of Executive's resignation without Good Reason, no additional payments, beyond those earned or vested prior to the date of such resignation, shall be payable hereunder.

          (d) TERMINATION FOR CAUSE. In the event Executive's employment is involuntarily terminated for Cause during the Employment Period, no additional payments, beyond those earned or vested prior to the date of such termination, shall be payable hereunder.

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     "Cause"  shall mean any action by the Executive or any inaction by the
Employee which is reasonably believed by the Company to constitute:

               (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust;

               (ii)  a felony of moral turpitude;

               (iii) material breach or violation of any or all of the covenants, agreements and obligations of the Executive set forth in this Agreement, other than as the result of the Employee's death or disability;

               (iv) a willful or knowing failure or refusal by the Executive to perform any or all of Executive's material duties and responsibilities as an officer of the Company, other than as the result of the Employee's death or disability; or

               (v) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or disability;

provided, however, that if the basis for any termination of the Executive's employment by the Company as set forth in a termination notice delivered by the Company to the Executive is any or all of the definitions of Cause set forth in clause (iii) or (iv) above, then, in such event, the Employee shall have thirty
(30) days from and after the date of her receipt of such Termination Notice to cure the action or inaction specified therein to the reasonable satisfaction of the Company.

     7. NOTICES. Any notice to be given under this Agreement shall be deemed received five (5) business days thereafter if sent in writing, properly addressed, by certified mail, and one (1) business day thereafter if sent in writing, properly addressed, by overnight express courier or by hand. Notices to Executive shall be sent to Executive's residence. Notices to Parent and Company shall be sent to Company's home office.

     8. WAIVER OF BREACH. The failure by a party to enforce its rights against the other party following a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach by such other party.

     9. PREVAILING PARTY. If any litigation shall arise between the Parent and/or Company and the Executive based, in whole or in part, upon this Agreement or any or all of the provisions contained herein, the prevailing party in any such litigation shall be entitled to recover from non-prevailing party, and shall be awarded by a court of competent jurisdiction, any and all reasonable fees and disbursements of trial and appellate counsel paid, incurred or suffered by such prevailing party as the result of, arising from, or in connection with, any such litigation shall be entitled to recover from the non-prevailing party, and shall be awarded by a court of competent jurisdiction, any and all reasonable fees and disbursements of trial and appellate counsel paid, incurred or suffered by such prevailing party as the result of, arising from, or in connection with, any such litigation.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without application of any conflicts of laws principles. The Executive waives any plea of jurisdiction as not being a resident of, or being located or conducting business in, Palm Beach County, Florida and agrees that any litigation or action directly or indirectly connected with this Agreement, shall, at the Parent's and/or Company's

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election, be subject to binding arbitration administered by the American
Arbitration Association in West Palm Beach, Florida.

     11. ENTIRE AGREEMENT. Effective as of the date hereof, this Agreement supersedes and replaces any and all prior employment agreements, both written and oral, between the Executive and the Company and/or an affiliate thereof, and neither the Company nor any subsidiary shall have any further liability under any such agreements, other than for compensation earned but not paid as of the date hereof. This Agreement contains the entire understanding between parties and can only be amended or supplemented by a written agreement signed by the parties. Notwithstanding the foregoing, this Agreement does not supersede the Confidentiality and Secrecy Agreement between Executive and the Company and/or an affiliate, which agreement shall remain in full force and effect. In the event neither the closing of the Offer nor the Merger contemplated by the Merger Agreement shall occur, then this Agreement shall be of no force or effect and any employment agreement referred to in the first sentence of this Section 11 in effect on the date hereof shall be deemed to have remained in full force and effect notwithstanding the provisions of this Section 11.

     12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and shall be binding upon, Parent, the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.






                                                     ... SIGNATURE PAGE FOLLOWS

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

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.


ROYAL NUMICO N.V.


By: /s/ Julitte van der Ven        /s/ Richard Werber
   --------------------------      -------------------------
                                   EXECUTIVE SIGNATURE

Its: Attorney-in-Fact              Richard Werber
    ---------------------          -------------------------
                                   PRINT NAME


REXALL SUNDOWN, INC.               ADDRESS

By: /s/ Damon DeSantis             3279 NW 62nd St.
   -------------------------       -------------------------
Its:    CEO                        Boca Raton, FL 33496
    ---------------------          -------------------------


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